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                                                                     WLR&K DRAFT
                                                                     12/10/94
                                                     PRIVILEGED AND CONFIDENTIAL



                            TRANSCO ENERGY COMPANY
               SENIOR EXECUTIVE SPECIAL BONUS AND RETENTION PLAN


     I.  Purposes.  The Board of Directors (the "Board") of Transco Energy
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Company (the "Company") has determined that it is in the best interests of the
Company and its stockholders to explore the possibility of accomplishing an Extraordinary Transaction (as defined below) of the Company, and in that connection that the Participants (as defined below), who are the Company's key executives, remain in the Company's employ during the period in which the Board is exploring potential transactions, be provided with additional incentive to develop the most desirable alternatives for the Company and its stockholders and receive a special bonus for their efforts in developing an Extraordinary Transaction and putting the Company in a position where its stockholders may receive the benefits of any such Extraordinary Transaction.

     Further, the Board has determined that it is in the best interests of the Company and its stockholders, if an Extraordinary Transaction of the Company is accomplished, to act to assure that the Participants remain in the Company's employ during a period after any such Extraordinary Transaction in order to enable the other party to the Extraordinary Transaction (the "Other Party") to effect a prompt and successful integration of the Company's and the Other Party's business.
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The Board believes that this will enable an Other Party to provide the most attractive Extraordinary Transaction which may be obtained for the Company's stockholders. Therefore, in order to accomplish these objectives, the Board has caused the Company to adopt this Senior Executive Special Bonus and Retention Plan (the "Plan").

     II.  Eligibility.  The "Participants" shall be the individuals set forth in
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Schedule A hereto.  Each of the Participants shall receive a cash bonus (the
"Bonus") upon the consummation of an Extraordinary Transaction (as defined below), if the conditions set forth below are satisfied. Further, each of the Participants shall receive a cash retention bonus (the "Retention Bonus") upon the date which, except as set forth below, is six months following consummation of an Extraordinary Transaction (or, if later, December 31, 1995), if the conditions set forth below are satisfied.

     III.  Conditions to Payments.
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     A.  Bonuses shall be payable under this Plan only if an Extraordinary
Transaction occurs. An "Extraordinary Transaction" shall mean (i) an acquisition by any person, entity or group (including the Company) of more than 50% of the Company's common stock (the "Stock") or of the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors, (ii) the

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consummation of a merger, consolidation or reorganization involving the Company,
(iii) a sale of all or substantially all of the Company's assets, or (iv) any other transaction or series of transactions that the Board designates as an Extraordinary Transaction for purposes of this Plan; provided, that a
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transaction described in clause (ii) or (iii) shall not constitute an
Extraordinary Transaction if, immediately after such transaction, more than 80 percent of the then-outstanding shares of common stock of the surviving corporation or the purchaser of the Company's assets (the "Successor Company") and more than 80 percent of the combined voting power of the then-outstanding voting securities of the Successor Company entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, immediately before the transaction, of the then-outstanding shares of common stock of the Company and the then-outstanding voting securities of the Company entitled to vote generally in the election of directors. An individual Participant shall receive a Bonus only if such Participant is an employee of the Company on the date of consummation of the Extraordinary Transaction (the "Transaction Date"), or if his employment is previously terminated by the Company in anticipation of an Extraordinary Transaction or at the request of a party intending to consummate an Extraordinary Transaction.

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     B.  An individual Participant shall receive a Retention Bonus only if an
Extraordinary Transaction occurs and such Participant is an employee of the Company or of an affiliate thereof on the later of the date six months following the consummation of the Extraordinary Transaction or December 31, 1995 (the "Retention Date"), or if his employment is terminated (1) prior to an Extraordinary Transaction by the Company in anticipation of an Extraordinary Transaction or at the request of a party intending to consummate an Extraordinary Transaction or (2) prior to the Retention Date by the Participant for Good Reason (as defined in the Participant's Termination Agreement) or by the Company for any reason other than Cause (as defined in the Participant's Termination Agreement). Notwithstanding the foregoing, if an Other Party (including its affiliates) consummates an Extraordinary Transaction described in clause (ii) of the second sentence of Section III.A. (a "Second Step Transaction") within four months after consummating an Extraordinary Transaction described in clause (i) of such sentence, the Retention Date shall be the later of the date six months following consummation of the Second Step Transaction or December 31, 1995.

     IV.  Amount of Bonuses.  Each Participant who is to receive a Bonus shall
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be paid a lump sum cash payment equal to the percentage of $2,750,000 that is set forth opposite his

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name on Schedule A hereto.  In addition, each Participant who is to receive a
Retention Bonus shall be paid a lump sum cash payment equal to the percentage of $2,750,000 that is set forth opposite his name on Schedule A hereto.

     V.  Payment of Bonuses.
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     A.  Any Bonuses that become payable under this Plan shall be paid on the
Transaction Date.

     B. Any Retention Bonuses that become payable under this Plan shall be paid on the Retention Date or, if sooner, the date of termination of the Participant's employment with the Company under the circumstances described in the first sentence of Section III. B. hereof.

     VI.  Miscellaneous.  A.  Nothing in the adoption of this Plan shall
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confer on any Participant the right to continued employment with the Company or any of its affiliates, or affect in any way the right of the Company or any of its affiliates to terminate his employment at any time or change his responsibilities or affect in any way the rights of a Participant under any other plan or agreement with the Company, including, without limitation, any Participant's Termination Agreement or any Participant's rights under the Company's Incentive Compensation Plan.

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     B.  All amounts payable hereunder shall be subject to applicable federal, state and local tax withholding.

     C. Questions of construction and interpretation of this Plan shall be conclusively determined by the Board or any duly authorized committee thereof.

     D. The Board may amend this Plan at any time, except as provided in the next sentence. The Plan may not be amended in any manner adverse to Participants or in any manner (i) on or after the Transaction Date or (ii) in anticipation of an Extraordinary Transaction or at the request of a party intending to consummate an Extraordinary Transaction.

     E. This Plan is unfunded, and the rights of the Participants to receive payments hereunder shall be rights as general creditors of the Company.

     F. This Plan shall terminate by its terms at midnight on December 31, 1995, unless an Extraordinary Transaction has previously taken place or the Board extends the Plan.

                                                December 11, 1994


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                                  SCHEDULE A


     Participant                  Percentage
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     John DesBarres                 37.5%

     Robert Best                    25%

     Larry Dagley                   25%

     David Varner                   12.5%
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     Total                          100%




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